Exhibit 23.1

EX-23.1 CONSENTS OF EXPERTS AND COUNSEL

Consent of Registered Independent Public Accounting Firm

Board of Directors

Catcher Holdings, Inc.

We consent to the incorporation by reference of our report of Independent Registered Public Accounting Firm dated March 17, 2006 on the consolidated balance sheet as of December 31, 2005, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for the year ended December 31, 2005 and for the period since inception on March 31, 2004 to December 31, 2005, included in this Form 10-KSB, into the Company’s previously filed Registration Statement (File No. 333-131304).

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
March 29, 2006